UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2017

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 9, 2017, IDT Corporation (the “Registrant”) entered a binding term sheet (the “Term Sheet”) with Straight Path Communications Inc. (“SPCI”) providing for the settlement and mutual release of potential liabilities and claims that may exist or arise under the Separation Agreement between the Registrant and SPCI related to the 2013 spin-off of SPCI by the Registrant and otherwise related to the prior relationship among the parties (the “Mutual Release”). Pursuant to the Term Sheet, in exchange for the Mutual Release, the Registrant will pay SPCI an aggregate of $16 million, and SPCI will transfer to IDT its majority ownership interest in Straight Path IP Group, Inc. (“SPIP”), a subsidiary of SPCI that holds intellectual property primarily related to communications over computer networks, subject to the right to receive 22 percent of the net proceeds, if any, received by SPIP from licenses, settlements, awards or judgments involving any of the patent rights and certain transfers of the patents or related rights, that will be retained by SPCI’s stockholders (such equity interest, subject to the retained interest right, the “IP Interest”). The Term Sheet allocates (i) $10 million of the payment and the retained interest right to the settlement of claims and the Mutual Release and (ii) $6 million to the transfer of the IP Interest.

On April 10, 2017, the Board of Directors of the Registrant and its Corporate Governance Committee approved the sale by the Registrant of 728,332 shares of Class B common stock to Howard Jonas, the Registrant’s Chairman, for aggregate consideration of $10 million. The price per share of $13.73 was based on the closing price of the Class B common stock on the date the sale was approved.

On April 10, 2017, the Board of Directors of the Registrant and its Corporate Governance Committee also approved the transfer by the Registrant of the IP Interest to an entity to be organized by Howard Jonas in exchange for $6 million (which is the price to be paid by the Registrant to SPCI for the IP Interest). The transfer is permitted under the Term Sheet and the entity will assume the Registrant’s obligations to SPCI and its stockholders with respect to the IP Interest.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Shmuel Jonas
Name:	Shmuel Jonas
Title:	Chief Executive Officer

Dated: April 13, 2017

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